Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800-618-BANK

www.unitybank.com

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For Immediate Release:

March 23, 2016

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bank Plans New Branch on Somerville’s Mountain Avenue

Facility Would Be 16th Branch for Bank, Third in Somerset County

CLINTON, N.J. (March 23, 2016) – Unity Bank expects to begin construction in April on a new branch to be located at 12 Mountain Avenue in Somerville, its first branch in the borough and third in Somerset County. The bank currently has 15 branches, located in Hunterdon, Somerset, Middlesex, Union and Warren counties in New Jersey and Northampton County in Pennsylvania, as well as a loan production office in Bergen County, New Jersey.

“We are excited to be a part of the significant growth underway in Somerville and look forward to expanding our presence in Somerset County,” said Unity President & CEO James A. Hughes. “The new branch will fit well in our existing service area and we believe Unity’s special brand of community banking will be well received by both individuals and the business community. Unity Bank specializes in the needs of small business customers, which are expanding in the thriving borough community, and we will be a very active financial partner in Somerville.”

Unity has proposed building a 1,600-square-foot, single-story building with a brick, stone and stucco exterior to complement the surrounding buildings. The design also incorporates a clock tower on the structure, which will be visible from Mountain Avenue and West End Avenue. The branch would have 10 parking spaces and a two-lane drive up window with ATM and night depository receptacle.

The bank aims to open the new facility by the end of summer. The full-service branch would offer Unity’s complete range of consumer and commercial deposit, lending and investment services, including remote deposit and mobile banking. Plans for the branch’s interior include a Unity café with beverages and Internet access for banking transactions and a comfortable lobby and seating area.

The roughly 20,000-square-foot property formerly housed an automobile service station. Unity plans to demolish the existing structure upon borough approval.

About Unity Bancorp, Inc.

Unity Bancorp, Inc. (NASDAQ: UNTY), the parent company of Unity Bank, its primary and wholly owned subsidiary, is a financial services organization headquartered in Clinton, N.J. Unity Bank provides financial services to retail, corporate and small business customers through its 15 bank branches. Unity Bank provides traditional and community-oriented commercial banking services, including personal and business checking accounts and time deposits, money market accounts and regular savings accounts. For more information, please visit www.unitybank.com or call 800-618-BANK (800-618-2265).